Exhibit 10.5
CHANGE IN CONTROL AGREEMENT AMENDMENT
This Agreement (this “Agreement”), between M.D.C. Holdings, Inc. (the “Company”) and Robert N. Martin (the “Employee”) is made effective as of April 19, 2024.
WHEREAS, the parties previously entered into the Change in Control Agreement, dated as of May 23, 2015 (the “CIC Agreement”), by and between the Company and the Employee;
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated on or about the date hereof (as amended, modified, supplemented or restated from time to time, the “Merger Agreement”), by and among Parent, Merger Sub, the Company and, solely for certain sections of the Merger Agreement, the Guarantor, such parties have agreed to effectuate the transactions contemplated by the Merger Agreement (the “Transaction”). Capitalized terms used and not otherwise defined in this paragraph shall have the meaning set forth in the Merger Agreement.
WHEREAS, the Company wishes to amend the CIC Agreement in accordance with the terms and conditions provided in this Agreement, and the Employee accepts such terms and conditions, which in each case will become effective as of the date set forth above.
1.Amendments.
(a)Section 3(a) of the CIC Agreement is hereby deleted in its entirety and replaced with the following:
If a Change in Control occurs, all options, restricted stock awards, performance share units, dividend equivalents and other rights granted to the Employee under any Company equity incentive plans that are outstanding as of immediately prior to the Change in Control shall be accelerated and shall become vested and/or exercisable, as applicable (with performance share units vesting based on maximum performance), immediately prior to the closing of the Change in Control, in each case subject to the consummation of such Change in Control.
(b)Section 3(b) of the CIC Agreement is hereby deleted in its entirety and replaced with the following:
Upon the closing of the Transaction, the Employee shall be entitled to receive a bonus in an amount equal to $2,550,000 (the “CIC Severance Bonus”), which shall be payable on the Closing Date and shall not be subject to any ongoing employment requirements or other restrictions or conditions, except that the Employee must remain employed by the Company until the Change in Control occurs (or experience an earlier termination without Cause) to receive the CIC Severance Bonus.
(c)Section 3(c) of the CIC Agreement is hereby deleted in its entirety and replaced with the following:

If a Change in Control occurs, upon a termination of Employee’s employment for any reason (other than a termination by the Company (or a successor) for Cause) within two years following such Change in Control (or prior to the Change in Control if Employee experiences an earlier termination without Cause), Employee shall also be entitled to continue to participate in each of the Company’s employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the Employee as of immediately prior to the date of Employee’s termination of employment for a period of twelve months after the date of Employee’s termination of employment; provided that the Employee must execute and not revoke the release of claims attached hereto as Exhibit A (the “Release”). In order to receive such benefits, the Employee must execute the Release within thirty (30) days following termination, with all periods of revocation specified therein having expired by the thirtieth (30th) day following termination.
(d)Section 3(d)(ii) of the CIC Agreement is hereby deleted in its entirety and replaced with the following:
This Section 3(d)(ii) shall be construed in accordance with Code Sections 280G and 4999, or any successor provisions thereto, and the guidance issued thereunder (collectively, “Section 280G”), and the terms “parachute payment” and “excess parachute payment” as used herein have the meanings ascribed to them under Section 280G.
If it shall be determined that the aggregate payments and benefits constituting parachute payments which, but for the operation of this provision, would become payable or distributable by the Company to or for the benefit of the Employee, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the “Total Payments”), would result in any excess parachute payments becoming subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, collectively, the “Excise Tax”), then the Total Payments shall be reduced to an amount equal to one dollar less than the amount which would cause the parachute payments to be subject to the Excise Tax; provided that such reduction shall be applied only if the net after-tax benefit to the Employee after such reduction would be greater than the net after-tax benefit to the Employee without such reduction (notwithstanding the application of any Excise Tax on the unreduced Total Payments). For the avoidance of doubt, the Employee shall be responsible for the payment of any Excise Tax arising from the Total Payments. The Company will reduce or eliminate the Total Payments by first reducing or eliminating any cash parachute payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other parachute payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other parachute payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.
Unless the Company and the Employee otherwise agree in writing, all calculations and determinations necessary to effectuate this provision, including without limitation determinations as to whether a reduction in payments or benefits is required and the amount thereof, whether any item of compensation constitutes a parachute payment, the amount, if any, subject to the Excise Tax (including determinations as to whether any portion of the excess parachute payments constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B)), and the present value of any parachute payment, shall be made, consistent with Section 280G, by Ernst & Young LLP (the “Advisors”). For this purpose, the Advisors may make reasonable assumptions and approximations; may rely on reasonable, good faith interpretations concerning the application of Section 280G; and may rely upon such other tax, legal, valuation or other specialists as they deem appropriate. The Employee’s applicable federal, state, and local income taxes shall be computed at the highest applicable marginal rate, net of the maximum reduction, if any, in federal income taxes which could be obtained from a deduction of such state and local taxes. The Company and the Employee agree to furnish the Advisors with such information and documents as the Advisors reasonably request to make such calculations and determinations as soon as practicable upon such request. The Company shall direct the Advisors to provide the Employee with a written statement of its conclusions, setting forth the basis therefor, including detailed supporting calculations and copies of any written opinions or advice upon which such conclusions rely (the “Report”), within ten business days after their receipt of all required information and documents. The Employee shall have five business days thereafter to notify the Advisors and the Company in writing of any reasonable and substantive objections to the Report. The Company shall direct the Advisors to promptly consider in good faith and respond to such objections and provide the Employee a revised Report reflecting appropriate adjustments (unless the Advisors determine that no adjustments are necessary). The Company shall bear all costs the Advisors may reasonably incur in connection with the process contemplated by this Section 3(d)(ii).
(e)Section 3(d)(iii) of the CIC Agreement is hereby deleted in its entirety and replaced with the following:
The amounts payable pursuant to Section 3(b) shall be paid to the Employee no later than the Closing Date. Upon a termination of Employee’s employment for any reason (other than a termination by the Company (or a successor) for Cause), the Employee shall also be entitled to continue to participate in each of the Company's employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the Employee prior to such termination for a period of twelve months after the date of Employee's termination of employment, subject to the Release becoming effective.
(f)The below language shall be added as Section 4(h) of the CIC Agreement:
Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein will either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “date of termination” or like terms will mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Section 409A on the date of his or her “separation from service,” any payments or arrangements due upon a termination of the Employee’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), will be delayed and paid or provided on the earlier of (i) the date which is six months after the Employee’s “separation from service” for any reason other than death or presumed death, or (ii) the date of the Employee’s death or presumed death. Notwithstanding the foregoing, the Employee will be solely responsible for the satisfaction of all taxes and penalties that may be imposed on him or her in connection with any payments made pursuant to this Agreement, and neither the Company nor any of its affiliates or successors shall have any obligation to reimburse, indemnify or otherwise hold the Employee harmless from any or all such taxes or penalties.
1.Acknowledgement. Effective upon the closing of the Transaction, the Employee acknowledges and agrees that the Employee will waive any right to claim Material Change under Section (c)(ii) of Appendix A to the CIC Agreement. Further, the Employee acknowledges and agrees that, following his or her receipt of the payment described in Section 3(b) of the CIC Agreement, the Employee shall not be entitled to receive any additional payment pursuant to Section 3(b) of the CIC Agreement.

2.Amendment. This Agreement may not be amended except by a written agreement signed by both parties.

3.Miscellaneous. Upon termination of the Merger Agreement for any reason prior to the consummation of the Transaction, Section 2 of this Agreement and the amendments to Section 3(b) and 3(d)(iii) of the CIC Agreement set forth above in this Agreement shall be null and void in all respects, and the other amendments set forth in this Agreement shall continue in all respects, provided, that the other provisions of this Agreement shall be unaffected; provided, further, that except as expressly modified hereby, the CIC Agreement shall continue in all respects. The validity, interpretation and performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of law principles. This Agreement and the CIC Agreement (as modified hereby) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and except as expressly provided herein, supersede all prior agreements and understandings between the parties with respect to such subject matter.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY

M.D.C. HOLDINGS, INC.

By: ____/s/ David D. Mandarich _________
Name: David D. Mandarich
Title: President

THE EMPLOYEE

_/s/ Robert N. Martin__________________
ROBERT N. MARTIN

EXHIBIT A

RELEASE
This Release (this “Release”) is between M.D.C. Holdings, Inc. (the “Company”) and Robert N. Martin (the “Employee”).
1.Release.
(a)Intending to be legally bound, and in consideration of the Company’s obligations set forth in the Change in Control Agreement, dated as of May 23, 2015 (as amended, modified, supplemented or restated from time to time, the “CIC Agreement”), by and between the Company and the Employee, including but not limited to the CIC Severance Bonus (as defined in the CIC Agreement), Employee, on behalf of Employee, Employee’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company, its parents, together with each of their respective subsidiaries and affiliates, together with each of their present or former respective owners, members, managers, assigns, agents, directors, partners, officers, executives, contractors, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs, family members and assigns, each solely in their respective official capacities as such (collectively, the “Company Releasees”), from any and all charges, complaints, claims, controversies, liabilities, liens, obligations, promises, agreements, causes of action, rights, costs, losses, damages, demands, debts and expenses of any nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected, arising out of the employment relationship or separation therefrom (collectively, “Claims”) which Employee or Employee’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact, event, act, omission, conduct or cause whatsoever against the Company or any of the other Company Releasees from the inception of the employment relationship to the date upon which Employee signs this Release. This Release includes, without limitation, all rights and Claims arising out of, or relating in any way to, Employee’s employment relationship, or the termination thereof, with the Company or any of the Company Releasees, all Claims for attorneys’ fees and punitive or consequential damages and all Claims arising under any federal, state or local law, statute, ordinance, common law, or regulation including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the Defend Trade Secrets Act of 2016, each as amended; provided, however, that nothing in this Release shall release or impair (i) Employee’s right to enforce the terms of the CIC Agreement (including but not limited to this Release), (ii) Employee’s right to receive benefits under the Company’s benefit plans, programs and policies, as provided under the terms of such benefit plans, programs and policies, if any, that have accrued and are payable under the terms of such benefit plans, programs and policies, (iii)

Employee’s existing rights to indemnification and advancement of costs under the Indemnification Agreement with the Company dated as of May 23, 2015 (or any successor agreement), the Company’s Certificate of Incorporation, the Company’s Bylaws or Delaware law, (iv) Employee’s entitlement or rights to coverage under any applicable directors’ and officers’ or other third party liability insurance policy procured by the Company, including that certain six (6) year pre-paid “tail policy” to be obtained in connection with the consummation of the transactions contemplated by the Merger Agreement (as defined in the CIC Agreement); (v) claims for equitable indemnification and/or contribution in the event of a third party claim against Employee arising from his performance or conduct in that capacity; (vi) any rights of Employee’s family members or spouse under any separate agreement by and between the Company and such family member or spouse, to the extent such agreement(s) have been provided or disclosed to the Company or one of its affiliates; or (vii) any rights that cannot be waived under applicable law.
(b)In exchange for Employee’s waiver and release of Claims against the Company Releasees, the Company expressly waives and releases any and all Claims against Employee, his or her legal successors, heirs and assigns, that may be waived and released by law related to Employee’s employment with or separation from the Company, with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the parties’ execution of this Release; and (ii) Employee’s breach of any terms and conditions of this Release.
(c)Employee represents that Employee has no complaints, charges or lawsuits currently pending against the Company or any of the other Company Releasees arising out of or relating in any way to Employee’s employment; provided, however, that this representation does not include any past or ongoing charges, claims, or other cooperation with the Securities and Exchange Commission (“SEC”) about a possible securities law violation. Employee further covenants and agrees that neither Employee nor Employee’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company or any of the other Company Releasees arising out of or relating in any way to any of the matters released in this Section 1.
(d)This Release does not impair any rights or obligations Employee has (i) to file a charge of discrimination or to engage in protected whistleblowing or other protected activity, with a federal or state administrative agency, or (ii) arising under independent contractual and independent legal obligations to the Company, pursuant to any agreement, understanding or otherwise applicable to Employee in any capacity other than his capacity as an employee of the Company, or such as Employee’s independent fiduciary obligations to the Company; provided, however, that Employee acknowledges and agrees that neither Employee nor Employee’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company Releasees arising out of any of the matters released in this Section 1.
2.Consultation with Attorney/Voluntary Agreement. Employee acknowledges that (a) the Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Release, (b) Employee has carefully read and fully understands all of the provisions of this Release, (c) Employee is entering into this Release, including the releases set forth in Section 1 of this Release, knowingly, willingly, freely and voluntarily in exchange for good and valuable consideration, (d) Employee has the full power, capacity and authority to enter into this Release, (e) Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Release, and (f) Employee is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Release.
3.Consideration and Revocation Period. Employee acknowledges that Employee has been given at least [twenty-one (21) calendar days or, in the event of a reduction of force, has been given at least forty-five (45) days in accordance with the OWBPA] to consider the terms of this Release. Employee will have seven (7) calendar days from the date on which Employee signs this Release to revoke Employee’s consent to the terms of this Release. Such revocation must be in writing and must be emailed to [CONTACT]. Notice of such revocation must be received no later than seven (7) calendar days after Employee’s signs and returns this Release to the Company. In the event of such revocation by Employee, this Release will be null and void in its entirety and, for the avoidance of doubt, Employee shall not be entitled to receive the continuation of benefits under Section 3(c) of the CIC Agreement. Provided that Employee executes and does not revoke this Release, this Release shall become effective on the eighth (8th) calendar day after the date on which Employee signs this Release.
4.No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees.
5.Confidentiality of Release. Employee acknowledges and agrees that the terms of this Release are confidential and that Employee will not disclose the terms and conditions of this Release to any third parties other than (a) Employee’s immediate family, attorneys and accountants; provided, that Employee instructs such persons not to disclose the terms and conditions of this Release to any third party, or (b) as required by law or legal process or as may be necessary to enforce this Release or to comply with its terms. Notwithstanding the foregoing, Employee may disclose Employee’s continuing obligations under this Release (including, as applicable, the CIC Agreement) to potential and/or future employers. The Company agrees to instruct its employees and/or agents that have or may gain knowledge of this Release to not disclose the terms and conditions of this Release to any third parties.
6.Notice of Rights. Employee understands that (i) nothing contained in this Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”); (ii) this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; and, (iii) Employee will not be criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
7.Choice of Law; Venue. This Release will be governed by and construed under the laws of the State of Colorado without regard to conflict of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Release must be brought in the appropriate court covering Denver County, Colorado. The parties irrevocably consent to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

8.AGREED AND ACKNOWLEDGED

ROBERT N. MARTIN	Date

M.D.C. Holdings, Inc. By:______________________________ Title:_____________________________	Date